                                                                     Exhibit 4-B

                    Revolving and Term Loan Credit Agreement

THIS  AGREEMENT  (the  "Agreement"),  dated as of June 18, 2001,  between FARREL
CORPORATION, a Delaware corporation, and FARREL LIMITED, a corporation organized under the laws of  England  and Wales  (individually  and  collectively,  as the context may  require,  "Borrower"),  and FIRST UNION  NATIONAL  BANK, a national banking association ("Bank");

                              W I T N E S S E T H:

In  consideration  of the premises and of the mutual  covenants herein contained and to induce Bank to extend credit to Borrower, the parties agree as follows:

1.  Definitions.  Capitalized  terms that are not otherwise defined herein shall have the meanings set forth in Exhibit 1 hereto.

2. The Revolving Loan and the Term Loan.

2.1. Revolving Loan Credit Facility.

         (a) Revolving Credit Advances. Bank agrees, on the terms and conditions set forth in this  Agreement,  to make Advances  under the  Revolving  Note (the
"Revolving  Loan") in an aggregate  amount not to exceed the Maximum Loan Amount of the Revolving Loan, subject to the following monetary limits:

             (i) Advances to Farrel  Limited  shall not exceed,  at any one time outstanding, the Farrel Limited Borrowing Base; and

             (ii) Advances to Farrel  Corporation  shall not exceed,  at any one time outstanding, the Farrel Corporation Borrowing Base.

         (b)  Direct  Advance  Sublimit.   Notwithstanding  the  foregoing,  the
aggregate amount of Advances of cash proceeds made by Bank shall not exceed:

             (i) with  respect  to Farrel  Limited,  the Farrel  Limited  Direct
Advance Sub-Limit; and

             (ii) with  respect to Farrel  Corporation,  the Farrel  Corporation
Direct Advance Sub-Limit.

Within the foregoing limit,  Borrower may borrow,  prepay and reborrow  Advances under the Revolving Note at any time during the Revolving Credit Period.

2.2.  Revolving Note. The Revolving Loan shall be evidenced by a promissory note in the face amount of the Maximum  Loan  Amount of the  Revolving  Loan dated of even date  herewith  (the  "Revolving  Note") and shall be payable in accordance with the terms of the Revolving Note and this Agreement.

2.3. Intentionally Deleted.

2.4. Intentionally Deleted.

2.5. Advances of the Revolving Loan.

                                     Page 1

(a) Bank, in its discretion,  may require from Borrower a signed written request for an Advance of cash proceeds under the Revolving Note in form satisfactory to
Bank,  which  request shall be delivered to Bank no later than 12:00 noon (local time in Stamford,  Connecticut for requests  presented at the Bank in the United
States, or London, England time for requests presented at the Bank in the United
Kingdom)  on the  date  of the  requested  Advance,  and  shall  set  forth  the calculation  of the Farrel  Corporation  Borrowing  Base or the  Farrel  Limited
Borrowing Base, as the case may be, and a reconciliation to the previous request or Borrowing Base Certificate,  specify the date (which shall be a Business Day)
and the amount of the  proposed  Advance and provide such other  information  as
Bank may  reasonably  require.  Bank's  acceptance  of such a  request  shall be indicated by its making the Advance requested.  Such an Advance of cash proceeds shall be made available to Borrower in immediately  available funds by crediting the Borrower's account.

(b)  Notwithstanding  the  foregoing,   Bank  may,  in  its  sole  and  absolute
discretion,  make or permit to remain  outstanding  Advances under the Revolving
Loan in excess of the original  principal  amount of the Revolving Note, and all such  excess  amounts  shall (i) be part of the  Indebtedness  evidenced  by the
Revolving  Note,  (ii) bear interest as provided  herein,  (iii) be payable upon demand by Bank,  and (iv) be  entitled  to all rights and  security  as provided under the Loan Documents.

2.6 Term Loan  Facility.  Bank agrees,  on the terms and conditions set forth in this  Agreement,  to  make a  term  loan  to  Borrower  (the  "Term  Loan",  and collectively with the Revolving Loan, the "Loan") in an amount not to exceed the
Maximum Loan Amount of the Term Loan.

2.7 Term Note. The Term Loan shall be evidenced by a promissory note in the face amount of the Maximum  Loan Amount of the Term Loan dated of even date  herewith
(the "Term Note" and collectively with the Revolving Note, the "Note") and shall be payable in accordance with the terms of the Term Note and this Agreement.

2.8. Repayment of Loan.

(a)  Interest on the Loan shall  accrue and be payable as set forth in the Note.
The Loan shall  mature,  and the  principal  amount  thereof and all accrued and unpaid  interest,  fees,  expenses  and  other  amounts  payable  under the Loan
Documents shall be due and payable, on the Termination Date.

(b) Bank may debit the Demand  Deposit  Account and/or make Advances to Borrower
(whether or not in excess of the lesser of the  applicable  Maximum  Loan Amount and the sum of the Farrel  Corporation  Borrowing  Base and the  Farrel  Limited
Borrowing  Base) and apply  such  amounts  to the  payment  of  interest,  fees, expenses and other  amounts to which Bank may be entitled  from time to time and
Bank is hereby irrevocably authorized to do so without the consent of Borrower.

(c) Borrower  shall make each payment of principal  and interest on the Loan and fees  hereunder  not later than 12:00 noon (local time in Stamford,  Connecticut for  payments  made to the Bank in the United  States,  or local time in London,
England  time for payments  made to the Bank in the United  Kingdom) on the date when due,  without set off,  counterclaim  or other  deduction,  in  immediately available funds to Bank at its address referred to in Section 10.4. Whenever any payment of  principal  of, or interest on, the Loan or of fees shall be due on a day which is not a Business Day, the date for payment  thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(d) To the extent that the aggregate  amount of all Advances  exceeds the Farrel
Corporation Borrowing Base or the Farrel Limited Borrowing Base, as the case may be, the  amount of such  excess  will be paid  immediately  to Bank upon  Bank's demand (or letters of credit cancelled or cash collateralized).

2.9. Overdue Amounts.  Any payments not made as and when due shall bear interest from the date due until paid at the Default Rate, in Bank's discretion.

2.10. Calculation of Interest. All interest under the Note or hereunder shall be calculated  on the  basis  of the  Actual/360  and in the case of  Sterling  365
Computation, as defined in the Note.

                                     Page 2

2.11. Sales Tax. Borrower shall notify Bank if any Account includes any sales or other  similar tax and Bank may, but shall not be  obligated  to, remit any such taxes  directly to the taxing  authority  and make Advances or charge the Demand
Deposit Account therefor. In no event shall Bank be liable for any such taxes.

2.12. Letters of Credit; Bankers Acceptances; Guarantees.

(a) Bank  shall  from time to time  issue,  extend or renew  letters  of credit,
bankers   acceptances  and  guarantees  for  the  account  of  Borrower  or  its
Subsidiaries  subject to (i) the monetary  limitations  set forth in Section 2.1 hereof, (ii) the underlying  transaction for which the letter of credit, bankers acceptance  or  guarantee  has been  issued  being  deemed  legal by Bank in its reasonable discretion,  and (iii) the Bank's reasonable  determination that such underlying  transaction  is  not  in  breach  of  international/OFAC  sanctions.
Borrower shall complete and sign such  applications and supplemental  agreements and provide such other  documentation as Bank may reasonably  require.  The form and  substance of all letters of credit,  bankers  acceptances  and  guarantees, including expiration dates, shall be subject to Bank's reasonable approval. Bank may charge fees in accordance with Section 2.13 hereof for issuance,  renewal or extension  of letters of credit,  bankers  acceptances  and  guarantees.  Farrel
Corporation  unconditionally  guarantees  all  obligations  of any Subsidiary of
Borrower  with  respect to letters of credit  issued by Bank for the  account of such Subsidiary and all acceptances and guarantees of any  Subsidiary's  drafts.
Upon an Event of Default,  Borrower shall, on demand, deliver to Bank good funds equal to 105% of Bank's  maximum  liability  under all  outstanding  letters  of credit,  bankers  acceptances and guarantees,  to be held as cash collateral for
Borrower's reimbursement obligations and other Indebtedness.

(b) Any letter of credit  issued  hereunder  shall be  governed  by the  Uniform
Customs of Practice for Documentary Credit (1993 Rev.), International Chamber of
Commerce Publication No. 500, as revised from time to time, except to the extent that the terms of such  publication  would limit or diminish  rights  granted to
Bank hereunder or in any other Loan Document.

2.13. Fees.

(a) Borrower  shall pay to Bank a  non-refundable  facility fee in the amount of
(pound)4,000  with  respect  to the Term Loan and  $25,000  with  respect to the
Revolving Loan, both of which shall be payable on the date of this Agreement.

(b) Borrower shall pay to Bank quarterly in arrears an  availability  fee, equal to 0.375% per annum on the average  daily unused  principal  under the Revolving
Note  (without  taking into account  availability  under the Farrel  Corporation
Borrowing Base or the Farrel Limited Borrowing Base, as the case may be) for the preceding calendar quarter or portion thereof.

(c)  Borrower  shall pay to Bank,  at such times as Bank shall  require,  Bank's standard fees in connection with letters of credit and guarantees,  as in effect from time to time,  and in addition,  a fee equal to 1.25% per annum on the face amount of each such  letter of credit and  guarantee  for the period of time the same will be outstanding, payable annually up-front.

(d) If  Borrower  elects to  terminate  this  Agreement  in full and  prepay all
Indebtedness  prior to the Termination  Date as provided in Section 2.15 hereof, or if Borrower makes any payment, prepayment or conversion of the Loan on a date other than the last day of an Interest Period,  as defined in the Revolving Note or the Term Note, as the case may be, or if Bank  terminates  this  Agreement as provided  for in  Section  2.15  hereof,  Borrower  shall,  on the  date of such termination,  pay to Bank the Early Termination Fee, which Early Termination Fee shall  be  deemed  liquidated  damages  to  compensate  Bank for its loss of the benefits of this Agreement and shall not be deemed a penalty.

2.14.  Statement of Account.  If Bank provides Borrower with a loan statement of account on a periodic  basis,  such  statement  will be  presumed  complete  and accurate  and  will be  definitive  and  binding  on  Borrower  absent  manifest mathematical  error,  unless objected to with specificity by Borrower in writing within forty-five (45) days after receipt.

                                     Page 3

2.15. Termination.  Upon at least thirty (30) days prior written notice to Bank,
Borrower may, at its option,  terminate  this  Agreement and the Loan  facility;
provided,  in connection  with the  termination  hereof prior to the Termination
Date,  Borrower shall pay to Bank, as liquidated  damages for Bank's loss of the benefits of this Agreement and not as a penalty, the Early Termination Fee. Bank may terminate the Loan facility hereunder at any time,  without notice,  upon or after the occurrence of an Event of Default.

3. Conditions Precedent to Borrowing.

3.1.  Conditions  Precedent  to  Initial  Advance.  In  addition  to  any  other requirement set forth in this Agreement, Bank will not make the Term Loan or the initial  Advance  under the  Revolving  Loan  unless  and  until  the  following conditions shall have been satisfied in the sole reasonable  opinion of Bank and its counsel:

(a) Loan  Documents.  Borrower  and each other  party to any Loan  Document,  as applicable, shall have executed and delivered this Agreement, the Term Note, the
Revolving  Note,  and other required Loan  Documents,  all in form and substance satisfactory to Bank.

(b)  Supporting  Documents.  Borrower  shall cause to be  delivered  to Bank the following documents:

(i) A copy of the governing  instruments of Borrower and each Subsidiary,  and a good  standing  certificate  of Borrower and each  Subsidiary,  certified by the appropriate  official of its country and state of incorporation and the State of
Connecticut, if different;

(ii) Incumbency  certificate and certified resolutions of the board of directors
(or other  appropriate  Persons) of Borrower and each other Person executing any
Loan  Documents,  signed by the  Secretary  or  another  authorized  officer  of
Borrower  or  such  other  Person,  authorizing  the  execution,   delivery  and
performance of the Loan Documents;

(iii)  The  legal  opinion  of  Borrower's  and any  Guarantor's  legal  counsel addressed to Bank regarding such matters as Bank and its counsel may request;

(iv)  A  satisfactory  Borrowing  Base  Certificate  duly  completed  by  Farrel
Corporation or Farrel Limited,  as the case may be, together with all supporting statements, schedules and reconciliations as required by Bank;

(v)  Satisfactory  evidence of payment of all fees due and  reimbursement of all costs  incurred by Bank, and evidence of payment to other parties of all fees or costs which Borrower is required under this Agreement to pay (including  without limitation reasonable attorneys' fees) by the date of the initial Advance;

(vi)  UCC-11  searches  and other Lien  searches  showing no  existing  security interests  in or Liens on the any of  Borrower's  assets  other  than  Permitted
Liens;

(vii) Any lien waivers requested by Bank pursuant to section 5.13(c) hereof.

(c) Insurance.  Borrower shall have delivered to Bank  satisfactory  evidence of insurance meeting the requirements of Section 5.3.

(d) Additional  Documents.  Borrower shall have delivered to Bank all additional opinions, documents,  certificates and other assurances that Bank or its counsel may require.

3.2. Conditions Precedent to Each Advance. The following conditions, in addition to any other  requirements  set forth in this Agreement,  shall have been met or performed, in the sole opinion of Bank and its counsel, by the Advance Date with respect to any  Advance  Request  and each  Advance  Request  (whether  or not a written Advance Request is required) shall be deemed to be a representation that all such conditions have been satisfied:

                                     Page 4

(a) Advance  Request.  Borrower shall have delivered to Bank an Advance  Request and other information,  as required under Section 2.5(a),  unless the procedures described in Section 2.4 are in effect.

(b) No Event  of  Default.  No  Event of  Default  shall  have  occurred  and be continuing  or could occur upon the making of the  Advance in  question  and, if
Borrower is required to deliver a written Advance  Request,  Borrower shall have delivered  to  Bank  an  officer's  certificate  to such  effect,  which  may be incorporated in the Advance Request.

(c) Correctness of  Representations.  All representations and warranties made by
Borrower and any Guarantor herein or otherwise in writing in connection herewith shall be true and  correct  in all  material  respects  with the same  effect as though  the  representations  and  warranties  had  been  made  on and as of the proposed  Advance Date (except where such  representations  and warranties  were intended to apply only to a specific  prior date),  and, if Borrower is required to deliver a written Advance  Request,  Borrower shall have delivered to Bank an officer's  certificate to such effect,  which may be incorporated in the Advance
Request.

(d) No Change. There shall have been no change since the date of the most recent financial  statements of Borrower,  any Subsidiary or any Guarantor delivered to
Bank from time to time which could  reasonably be anticipated to have a Material
Adverse Effect.

(e) Limitations Not Exceeded.  The proposed  Advance shall be in compliance with the  monetary  limitations  set forth in Section  2.1  hereof.  If  Borrower  is required  to deliver a written  Advance  Request,  Bank  shall  have  received a current  Accounts  Receivable  Report (as required by Section 5.6) sufficient in form and substance to calculate and verify the Farrel Corporation Borrowing Base and the Farrel Limited Borrowing Base, as the case may be.

(f) Further Assurances. Borrower shall have delivered such further documentation or assurances as Bank may reasonably require.

4.  Representations  and Warranties.  In order to induce Bank to enter into this
Agreement and to make the Loan provided for herein, Borrower makes the following representations  and  warranties,  all of which shall  survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties  shall be deemed made as of the date hereof and as of the Advance
Date of any Advance by Bank to Borrower:

4.1.  Valid  Existence  and Power.  Each of Borrower  and each  Subsidiary  is a corporation or limited partnership, as the case may be, duly organized,  validly existing  and in  good  standing  under  the  laws  of the  jurisdiction  of its organization  and is duly  qualified  or licensed  to  transact  business in all places where the failure to be so qualified would have a Material Adverse Effect on it.  Each of  Borrower  and each  other  Person  which is a party to any Loan
Document  (other than Bank) has the power to make and perform the Loan Documents executed by it and all such  instruments  will  constitute the legal,  valid and binding  obligations  of such  Person,  enforceable  in  accordance  with  their respective  terms,  subject  only  to  bankruptcy  and  similar  laws  affecting creditors' rights generally.

4.2. Authority. The execution,  delivery and performance thereof by Borrower and each other Person  (other than Bank)  executing any Loan Document have been duly authorized  by all  necessary  action  of such  Person,  and do not and will not violate any provision of law or regulation,  or any writ, order or decree of any court or governmental or regulatory  authority or agency or any provision of the governing  instruments of such Person, and do not and will not, with the passage of time or the giving of notice,  result in a breach of, or constitute a default or require any  consent  under,  or result in the  creation of any Lien upon any property or assets of such Person pursuant to, any law,  regulation,  instrument or  agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

                                     Page 5

4.3.  Financial  Condition.  Other than as  disclosed  in  financial  statements delivered  on or prior to the date  hereof  to Bank,  neither  Borrower  nor any
Subsidiary  nor (to the  knowledge of Borrower)  any Guarantor has any direct or contingent  obligations  or  liabilities  as of the date hereof  (including  any guarantees or leases) or any material  unrealized or anticipated losses from any commitments of such Person except as described on Exhibit 4.3 (if any). All such financial  statements  have been  prepared  in  accordance  with GAAP and fairly present the financial  condition of Borrower,  Subsidiary  or Guarantor,  as the case may be,  as of the date  thereof.  Borrower  is not  aware of any  material adverse fact (other than facts which are  generally  available to the public and not  particular  to  Borrower,  such as general  economic  or  industry  trends)
concerning the  conditions or future  prospects of Borrower or any Subsidiary or any Guarantor which has not been fully disclosed to Bank,  including any adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to Bank. Borrower is Solvent, and after consummation of the transactions set forth in this Agreement and the other
Loan Documents, Borrower will be Solvent.

4.4.  Litigation.  Except as  disclosed  on Exhibit  4.4 (if any) and on reports filed  with  the  Securities  and  Exchange  Commission,  there  are no suits or proceedings  pending,  or to the  knowledge of Borrower  threatened,  before any court or by or before any  governmental  or  regulatory  authority,  commission, bureau or agency or public  regulatory body against or affecting  Borrower,  any
Subsidiary or (to Borrower's knowledge) any Guarantor, or their assets, which if adversely  determined  would have a  Material  Adverse  Effect on the  financial condition or business of Borrower, such Subsidiary or such Guarantor.

4.5.  Agreements,  Etc. Except as disclosed on reports filed with the Securities and Exchange  Commission,  neither Borrower nor any Subsidiary is a party to any agreement or  instrument or subject to any court order,  governmental  decree or any charter or other corporate restriction which could reasonably be anticipated to have a  Material  Adverse  Effect,  nor is any such  Person in default in the performance,  observance or fulfillment of any of the obligations,  covenants or conditions  contained in any agreement or instrument to which it is a party,  or any law,  regulation,  decree,  order or the like,  which  could  reasonably  be anticipated to have a Material Adverse Effect.

4.6.  Authorizations.  All  authorizations,  consents,  approvals  and  licenses required  under  applicable  law or regulation for the ownership or operation of the property  owned or operated by Borrower or any Subsidiary or for the conduct of any  business  in which it is engaged  have been duly  issued and are in full force and effect,  and it is not in default,  nor has any event  occurred  which with the passage of time or the giving of notice,  or both,  would  constitute a default,  under any of the terms or provisions of any part thereof, or under any order,  decree,  ruling,  regulation,  closing  agreement  or other  decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having  jurisdiction  over such Person,  which default would have a Material Adverse Effect on such Person.  Except as noted herein, no approval,  consent or  authorization  of, or filing or  registration  with,  any governmental  commission,  bureau  or other  regulatory  authority  or agency is required  with respect to the  execution,  delivery or  performance  of any Loan
Document.

4.7.  Title.  Each of Borrower and each  Subsidiary has good title to all of the material  assets shown in its financial  statements free and clear of all Liens, except Permitted Liens.

4.8. Intentionally Deleted.

4.9. Location.  The chief executive office of Borrower where Borrower's business records are located,  all of  Borrower's  other places of business and any other places  where any of its  material  assets  are  kept,  are all  located  at the addresses  indicated on Exhibit 4.9. The material assets of Borrower are located and shall at all times be kept and  maintained  only at  Borrower's  location or locations  as described  on Exhibit 4.9 herein  except for sales and  in-transit
Inventory in the ordinary course.  No such assets are attached or affixed to any real  property so as to be  classified  as a fixture  unless Bank has  otherwise agreed in writing.

4.10.  Taxes.  Borrower  and each  Subsidiary  have filed all  federal and state income and other tax returns  which are required to be filed,  and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes,  shown on all assessments  received by it to the extent that such taxes have become due.  Neither  Borrower nor any  Subsidiary  is subject to any federal,  state or local tax Liens nor has such  Person  received  any notice of deficiency or other  official  notice to pay any taxes which are past due, other than those taxes being  actively  contested  in good  faith.  Borrower  and each
Subsidiary have paid all sales and excise taxes payable by it.

                                     Page 6

4.11.  Labor Law Matters.  No goods or services have been or will be produced by
Borrower  or any  Subsidiary  in  violation  of any  applicable  labor  laws  or regulations or any collective  bargaining agreement or other labor agreements or in  violation  of any  minimum  wage,  wage-and-hour  or other  similar  laws or regulations.

4.12. Accounts. To the best of Borrower's knowledge,  each Account which is used to  calculate  the  Farrel  Corporation  Borrowing  Base or the  Farrel  Limited
Borrowing  Base,  (a) is genuine and  enforceable  in accordance  with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors'  rights;  (b) is not subject to any  deduction or discount  (other than as stated in the invoice and disclosed to Bank), defense, set off, claim or counterclaim of a material  nature against  Borrower except as to which Borrower has notified Bank in writing; (c) is not subject to any other circumstances that would impair the  validity,  enforcability  or amount of such asset except as to which  Borrower  has  notified  Bank in  writing;  (d)  arises  from a bona fide delivery of goods or services in the ordinary  course and in accordance with the terms and conditions of any applicable  purchase  order,  contract or agreement;
(e) is free of all Liens other than Permitted Liens; and (f) is for a liquidated amount maturing as stated in the invoice therefor.

4.13.  Judgment  Liens.  As  of  the  date  hereof,  neither  Borrower  nor  any
Subsidiary,  nor any of  their  assets,  are  subject  to any  unpaid  judgments
(whether or not stayed) or any judgment liens in any jurisdiction.

4.14. Subsidiaries. If Borrower has any Subsidiaries, they are listed on Exhibit
4.14.

4.15. Environmental.  Except as disclosed on Exhibit 4.15, neither Borrower, nor to Borrower's  best  knowledge any other  previous owner or operator of any real property  currently  owned or operated by  Borrower,  has  generated,  stored or disposed  of any  Regulated  Material  on  any  portion  of  such  property,  or transferred  any Regulated  Material from such property to any other location in violation of any applicable  Environmental  Laws. Except as disclosed on Exhibit
4.15 or in compliance  with all  Environmental  Laws, no Regulated  Material has been  generated,  stored or  disposed  of on any  portion  of the real  property currently  owned or operated by Borrower by any other Person,  or is now located on such property.  Except as disclosed on Exhibit 4.15,  Borrower is in material compliance  with all  applicable  Environmental  Laws and  Borrower has not been notified of any  action,  suit,  proceeding  or  investigation  which calls into question  compliance by Borrower with any  Environmental  Laws or which seeks to suspend,  revoke or terminate any license,  permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material.

4.16.  ERISA.  Borrower has  furnished  to Bank true and complete  copies of the latest  annual  report  required  to be filed  pursuant  to  Section  104 of the
Employee  Retirement  Income  Security Act of 1974, as amended  ("ERISA"),  with respect to each employee  benefit plan or other plan maintained for employees of
Borrower or any Subsidiary  and covered by Title IV of ERISA (a "Plan"),  and no
Termination Event (as hereinafter defined) with respect to any Plan has occurred and is continuing.  For the purposes of this  Agreement,  a "Termination  Event"
shall mean a "reportable  event" as defined in Section  4043(b) of ERISA, or the filing of a notice of intent to terminate  under Section 4041 of ERISA.  Neither
Borrower nor any Subsidiary has any unfunded  liability with respect to any such
Plan.

4.17.  Investment  Company  Act.  Neither  Borrower  nor  any  Subsidiary  is an
"investment  company"  as  defined in the  Investment  Company  Act of 1940,  as amended.

4.18. Names.  Borrower currently conducts all business only under its legal name as set forth  above in the  introductory  section of this  Agreement.  Except as disclosed on Exhibit 4.18,  during the preceding five (5) years Borrower has not
(i) been known as or used any other  corporate,  fictitious or trade name,  (ii)
been the surviving  entity of a merger or consolidation or (iii) acquired all or substantially all of the assets of any Person.

4.19. Insider.  Borrower is not, and no Person having "control" (as that term is defined in 12 U.S.C. § 375(b)(5) or in regulations promulgated pursuant thereto)
of Borrower is, an "executive officer,"  "director," or "principal  shareholder"
(as  those  terms  are  defined  in 12  U.S.C. § 375(b)  or  in  regulations promulgated  pursuant  thereto) of Bank, of a bank holding company of which Bank is a subsidiary, or of any subsidiary of a bank holding company of which Bank is a subsidiary.

                                     Page 7

4.20.  Compliance  with  Covenants;  No Event of Default.  Borrower is, and upon funding of the Loan will be, in compliance with all of the covenants  hereof. No
Default has occurred,  and the execution,  delivery and  performance of the Loan
Documents and the funding of the Loan will not cause an Event of Default.

4.21. Full Disclosure.  There is no material fact which is known or which should be known by  Borrower  that  Borrower  has not  disclosed  to Bank  which  could reasonably be anticipated to have a Material  Adverse Effect.  No Loan Document, nor any agreement,  document,  certificate or statement delivered by Borrower to
Bank, contains any untrue statement of a material fact.

5. Affirmative  Covenants of Borrower.  Borrower  covenants and agrees that from the date  hereof and until  payment in full of the  Indebtedness  and the formal termination of this Agreement, Borrower and each Subsidiary:

5.1. Use of Loan  Proceeds.  Shall use the proceeds of the Loan only for working capital to be used in the  operation  of  Borrower's  business  and to refinance existing  indebtedness,  and  shall  furnish  Bank  all  evidence  that  it  may reasonably require with respect to such use.

5.2.  Maintenance  of  Business  and  Properties.  Shall at all times  maintain, preserve and protect all of its material  property used or useful in the conduct of its business,  and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all material needful and proper repairs,  renewals,  replacements,  betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times,  and  maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

5.3. Insurance.  Shall maintain such liability insurance,  workers' compensation insurance,  business  interruption  insurance  and casualty  insurance as may be required by law,  customary and usual for prudent businesses in its industry and shall  insure and keep  insured all of its  properties  in good and  responsible insurance  companies. All liability  insurance  shall  name and directly  insure
Bank as additional  insured,  and shall not be  terminable  except upon 30 days'
written notice to Bank.  Borrower shall furnish to Bank evidence of existence of all such policies.

5.4.  Notice of an Event of Default.  Shall provide to Bank immediate  notice of
(a) the  occurrence  of an Event of Default and what action (if any) Borrower is taking to correct the same, (b) any material  litigation or material  changes in existing  litigation or any judgment against it or its assets,  (c) any material damage or loss to property, (d) any notice from taxing authorities as to claimed material deficiencies or any material tax lien or any notice relating to alleged material ERISA  violations,  (e) any Reportable  Event, as defined in ERISA, (f)
any rejection,  return, offset, dispute, loss or other circumstance with respect to Accounts which could  reasonably be  anticipated  to have a Material  Adverse
Effect,  (g) the  cancellation  or  termination  of, or any default  under,  any material  agreement  to  which  Borrower  is a  party  or by  which  any  of its properties are bound,  or any  acceleration of the maturity of any material Debt of  Borrower;  and (h) any  loss or  threatened  loss of  material  licenses  or permits.

5.5. Inspections. Shall permit inspections of its assets and the records of such
Person pertaining thereto and verification of the Accounts upon reasonable prior notice,  at such times and in such manner as may be reasonably  required by Bank and shall further permit such inspections, reviews and field examinations of its other records and its  properties  (with such  reasonable  frequency and at such reasonable  times as Bank may  desire)  by Bank as Bank  may deem  necessary  or desirable from time to time.

5.6. Financial Information.  Shall maintain books and records in accordance with
GAAP and shall furnish to Bank the following periodic financial information:

                                     Page 8

(a) Periodic Borrowing Base Information.  Within fifteen (15) days of the end of each month,  Farrel  Corporation and Farrel Limited shall each furnish to Bank a completed  Borrowing  Base  Certificate  in the form attached  hereto as Exhibit
5.6(a)  (collectively,  a "Borrowing  Base  Certificate").  Each Borrower  shall attach to the applicable Borrowing Base Certificate, which shall be certified by the chief  financial  officer or president of Farrel  Corporation to be accurate and complete and in compliance with the terms of the Loan  Documents,  a backlog certificate, in the form attached hereto as Exhibit 5.6(a).

(b) Accounts  Receivable Report.  Within fifteen (15) days after the end of each quarter,  a report  listing all Accounts of Borrower as of the last Business Day of such quarter (an "Accounts Receivable Report") which shall include the amount and age of each Account,  the name and mailing address of each Account Debtor, a detailing  of all credits  due such  Account  Debtor by  Borrower  stated in the number of days which have elapsed  since the date each such credit was issued by
Borrower,  and such other information as Bank may reasonably require in order to verify such Accounts, all in reasonable detail and in form acceptable to Bank.

(c) Interim Statements. Within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each year, a consolidated  and  consolidating
unaudited   management-prepared   financial   statement,    including,   without
limitation,  a balance sheet of Borrower and its Subsidiaries at the end of that period and a consolidated and consolidating  income statement and a consolidated statement  of cash flows for the  portion of the fiscal  year  ending  with such period,  together with all  supporting  schedules,  setting forth in comparative form the figures for the same period of the preceding fiscal year, and certified by the chief  financial  officer  of  Borrower  as true and  correct  and fairly representing  the financial  condition of Borrower and its Subsidiaries and that such statements are prepared in accordance with GAAP,  except without  footnotes and subject to normal year-end audit adjustments  (notwithstanding  anything set forth  herein to the  contrary,  Borrower  shall not be required to deliver such
Interim  Statements  in a form  which  varies  from  the  form  supplied  to the
Securities and Exchange Commission);

(d) Annual  Statements.  Within  ninety  (90) days after the end of each  fiscal year,  a detailed  audited  financial  report of Borrower  and its  Subsidiaries containing  a  consolidated  balance  sheet  at the  end of  that  period  and a consolidated  income  statement  and  statement  of cash flows for that  period, setting forth in  comparative  form the figures for the  preceding  fiscal year, together with all supporting schedules and footnotes, and containing an audit of independent  certified public accountants  acceptable to Bank that the financial statements  were  prepared  in  accordance  with GAAP.  Any  management  letter, supplemental  letter,  or other  document  accompanying  the report will also be provided to Bank. In addition,  promptly upon receipt,  one copy of each written report  submitted to Borrower by independent  accountants  for any other annual, quarterly or special  audit will be provided to Bank  (notwithstanding  anything set forth herein to the contrary, Borrower shall not be required to deliver such
Annual  Statements  in a  form  which  varies  from  the  form  supplied  to the
Securities and Exchange Commission);

(e) No Event of Default  Certificates.  Together  with each  report  required by
Subsections  (c) and (d), a  compliance  certificate  of its  president or chief financial officer that no Event of Default then exists or if an Event of Default exists,  the nature and duration  thereof and Borrower's  intention with respect thereto.

(f) Auditor's Management Letters.  Promptly upon receipt thereof, copies of each report  submitted to Borrower by  independent  public  accountants in connection with any annual,  interim or special audit made by them of the books of Borrower including,  without limitation, each report submitted to Borrower concerning its accounting  practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of Borrower; and

(g) Other Information.  Such other information reasonably requested by Bank from time to time  concerning  the  business,  properties  or financial  condition of
Borrower, Guarantor and their respective Subsidiaries.

5.7.  Maintenance  of Existence and Rights.  Borrower will preserve and maintain
its  corporate   existence,   authorities  to  transact  business,   rights  and
franchises,  trade  names,  patents,  trademarks  and permits  necessary  to the conduct of its business.

5.8.  Payment of Taxes,  Etc.  Shall pay before  delinquent all of its debts and taxes,  except if being actively contested in accordance with law (provided that
Bank may require bonding or other assurances).

                                     Page 9

5.9.  Compliance;  Hazardous  Materials.  Shall  strictly  comply with all laws, regulations,  ordinances and other legal requirements,  specifically  including, without  limitation,  ERISA,  all  securities  laws  and all  laws  relating  to hazardous  materials and the  environment.  Unless  approved in writing by Bank, neither  Borrower nor any Subsidiary  shall engage in the storage,  manufacture, disposition,  processing,  handling,  use or  transportation of any hazardous or toxic materials, except in compliance with applicable laws and regulations.

5.10  Compliance  with  Assignment  Laws.  Shall if reasonably  required by Bank comply with the Federal  Assignment of Claims Act and any other  applicable  law relating to assignment of government contracts.

5.11 Further Assurances. Shall take such further action and provide to Bank such further assurances as may be reasonably  requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

5.12 Intentionally Deleted.

6. Negative  Covenants of Borrower.  Borrower covenants and agrees that from the date  hereof  and  until  payment  in full of the  Indebtedness  and the  formal termination of this Agreement, Borrower and each Subsidiary:

6.1 Negative Pledge.  Shall not create,  assume,  or permit to exist any Lien on any of its assets whether now owned or hereafter acquired, other than: (i) liens for taxes  contested  in good faith;  (ii) liens  accruing  by law for  employee benefits;  (iii) liens  pursuant to capital lease  obligations  and/or  purchase money loans for business  equipment and (iv) Permitted  Liens.  Neither Borrower nor any Subsidiary shall grant any such negative pledge to any other party.

6.2. Transfer/Acquisition of Assets by Subsidiaries. Other than office equipment and payment for marketing services,  shall not permit any tangible or intangible assets to be transferred to or acquired by the following  subsidiaries of Farrel
Corporation: (i) Farrel Shaw Ltd., (ii) Farrel Europe BV, (iii) Farrel Asia Ltd.
(other than office  equipment),  (iv) Farrel GmbH,  or (v) Farrel Srl.  Borrower hereby  represents that except as noted herein,  as of the date hereof,  none of the foregoing  subsidiaries have any ownership  interest in any such tangible or intangible assets.

6.3. Default on Other Contract or Obligations. Shall not default on any contract with or obligation  when due to a third party or default in the  performance  of any  obligation  to a third party  incurred  for money  borrowed in an amount in excess of $100,000.00,  which defaults could reasonably be anticipated to have a
Material Adverse Effect.

6.4.  Judgment  Entered.  Shall not permit the entry of any monetary judgment or the assessment  against,  the filing of any tax lien against, or the issuance of any writ of  garnishment  or  attachment  against  any  property of or debts due
Borrower  in an  amount  in  excess of  $100,000.00  that is not  discharged  or execution  is not stayed  within  thirty  (30) days of entry  (except  judgments validly covered by insurance with a deductible of not more than $10,000).

6.5  Guarantees.  Shall  not  guarantee  or  otherwise  become  responsible  for obligations  of any other person or persons in an aggregate  amount in excess of
$100,000.00 per fiscal year, other than the endorsement of checks and drafts for collection in the ordinary course of business.

6.6.   Change  in  Business.   Shall  not  enter  into  any  business  which  is
substantially different from the business in which it is presently engaged.

6.7. Accounts. (a) Shall not sell, assign or factor any of its Accounts, Chattel
Paper or any promissory  notes held by it; and (b) shall notify Bank promptly in writing of any material  discount,  offset or other  deductions not shown on the face of an Account invoice and any dispute over an Account,  and any information relating to an adverse  change in any Account  Debtor's  financial  condition or ability to pay its obligations,  which could reasonably be anticipated to have a
Material Adverse Effect.

6.8. No Change in Name, Offices;  Removal of Assets.  Shall not, unless it shall have given 60 days' advance  written notice thereof to Bank, (a) change its name or the  location of its chief  executive  office or other  office where books or records are kept or (b) permit any material  Inventory or other tangible  assets to be located at any location other than as specified in Section 4.9 .

                                    Page 10

6.9.  Margin Stock.  Shall not use any proceeds of the Loan to purchase or carry any margin stock  (within the meaning of  Regulation U of the Board of Governors of  Federal  Reserve  System)  or extend  credit to others  for the  purpose  of purchasing or carrying any margin stock.

6.10.  Tangible  Assets.  Shall not, except as otherwise  provided  herein,  and
except  for  Inventory  of  customers  located  at  Borrower's   facilities  for
rebuilding or  refurbishing,  allow any Inventory or other tangible assets to be commingled with, or become an accession to or part of, any property of any other
Person; nor allow any tangible assets to become a fixture unless Bank shall have given its prior written authorization.

6.11.  Subsidiaries.  Shall not acquire,  form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent.

6.12.  Change of Name.  Shall give Bank thirty (30) days prior written notice of any change of name or any new trade or fictitious  name.  Borrower's  use of any trade or fictitious  name shall be in compliance with all laws regarding the use of such names.

6.13.  Liquidation,  Mergers,  Consolidations  and  Dispositions  of Substantial
Assets.  Shall not  dissolve  or  liquidate,  or become a party to any merger or consolidation,  or acquire by purchase, lease or otherwise, all or a substantial part (more than 10% in the  aggregate  during the term  hereof) of the assets of any  Person,  or  sell,  transfer,  lease  or  otherwise  dispose  of  all  or a substantial  part (more than 10% in the aggregate during the term hereof) of its property or assets,  except for the sale of Inventory in the ordinary  course of business,  or  sell  or  dispose  of  any  equity  ownership  interests  in  any
Subsidiary.

6.14.  Change  of Fiscal  Year or  Accounting  Methods.  Shall  not  change  its accounting methods except in compliance with GAAP, or its fiscal year.

7. Financial Covenants.  Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this
Agreement,  Borrower  and  each  Subsidiary  shall  comply  with  the  following financial covenants:

7.1.  End-of-Month Backlog.  Consolidated  End-of-Month Backlog will not be less than  $20,000,000 for more than two consecutive  months.  This covenant shall be tested monthly upon receipt of backlog certificate.

7.2. Current Position.  Consolidated  Current Position will not decrease by more than $1,250,000 during any trailing  four-quarter period. This covenant shall be
tested  quarterly  upon  Bank's  receipt  of  interim,   or  annual,   financial
statements,  as  applicable,  commencing  with the trailing four quarter  period ending on December 31, 2001.  Current  Position  means  Adjusted  Current Assets minus Adjusted Current Liabilities. Adjusted Current Assets means the sum of (i)
cash and  cash  equivalents,  (ii)  accounts  receivable  and  (iii)  inventory.
Adjusted Current  Liabilities  means all current  liabilities in accordance with
GAAP plus  obligations  arising from  Advances of cash proceeds of the Revolving
Loan that are classified as long-term.

7.3. Adjusted Net Worth.  Consolidated  Adjusted Net Worth will not be less than
$22,500,000.  This covenant  shall be tested  quarterly  upon Bank's  receipt of interim, or annual,  financial  statements,  as applicable,  commencing with the trailing four quarter period ending on June 30, 2001.  Consolidated Adjusted Net
Worth means Borrower's  consolidated  stockholders'  equity,  in accordance with
GAAP,  exclusive of any amount  arising  from the  cumulative  foreign  currency translation  adjustment  that  would  be  reported  in  Borrower's  consolidated statement of stockholders' equity.

                                    Page 11

7.4. Debt Coverage Ratio. Consolidated Debt Coverage Ratio will not be less than
1.25 to 1.00 for any trailing four-quarter period. This covenant shall be tested quarterly upon Bank's receipt of interim, or annual,  financial  statements,  as applicable,  commencing with the trailing four quarter period ending on June 30,
2001. Debt Coverage Ratio means Funds Flow divided by the current  maturities of long term debt as of the test  date.  Funds  Flow  means,  for a given  trailing four-quarter  period, the sum of (i) net income,  (ii) depreciation  expense and
(iii)  amortization  expense.  For  purposes  of  this  covenant,   the  current
maturities of long-term  debt will be in  accordance  with GAAP but will exclude obligations arising from the Direct Advance Sub-Limit of the Revolving Loan that are classified as short-term.

7.5.  Dividends.  In no event shall Borrower declare or pay a dividend or make any other  distribution  or  withdrawal  if there  shall  exist an Event of
Default  or a  condition  which,  upon the  giving of notice or lapse of time or both, would become an Event of Default under the Loan Documents.

7.6. Limitation on Debt. Borrower  shall not, without the prior written  consent of Bank, directly or indirectly,  create, incur, assume or become liable for any
Debt, whether contingent or direct,  except for equipment lease financing and/or purchase money equipment financing, and other Permitted Debt.

7.7. Loans and Advances. Borrower shall not, without the  prior written  consent of Bank, during any fiscal year,  make loans or advances, except in the ordinary course of business, to any person or entity other than another Borrower.

7.8. Deposit Relationship.  Borrower  shall  maintain  its   primary  depository
account  and  cash  management account  with Bank, into which  Advances  may  be credited and from which monthly payments will be automatically deducted.

8. Event of Default.

8.1.  Events of Default.  Each of the  following  shall  constitute  an Event of
Default:

(a) There shall occur any default by Borrower in the  payment,  when due, of any principal  of or interest on the Note,  any amounts due  hereunder  or any other
Loan  Document,  or any  other  Indebtedness  or any  default  of any  Financial
Covenant set forth in Section 7 hereof; or

(b) There  shall  occur any  default by  Borrower or any other party to any Loan
Document  (other than Bank) in the  performance  of any  agreement,  covenant or obligation  contained in this  Agreement or such Loan  Document not provided for elsewhere  in this Section 8 beyond  thirty (30) days from the date  Borrower or such other party has actual or  constructive  knowledge of such  default,  other than with  respect to a payment  default or  default of any  Financial  Covenant referenced in Section 8.1(a) hereof; or

(c) Any  representation  or warranty  made by Borrower or any other party to any
Loan  Document  (other  than Bank)  herein or therein or in any  certificate  or report  furnished in connection  herewith or therewith  shall prove to have been untrue or incorrect in any material respect when made; or

(d) Any other  obligation now or hereafter owed by Borrower or any Subsidiary to
Bank shall be in default and not cured within the grace period, if any, provided therein,  or any such Person shall be in default under any  obligation in excess of $100,000 owed to any other  obligee,  which  default  entitles the obligee to accelerate any such obligations or exercise other remedies with respect thereto, provided  that  with  respect  to  any  Subsidiary,  the  foregoing  shall  only constitute  an Event of  Default if such  event  would  have a Material  Adverse
Effect on Borrower; or

(e) Borrower or any  Subsidiary  shall (A)  voluntarily  dissolve,  liquidate or terminate  operations  or apply for or  consent  to the  appointment  of, or the taking of possession  by, a receiver,  custodian,  trustee or liquidator of such
Person or of all or of a  substantial  part of its assets,  (B) admit in writing its inability, or be generally unable, to pay its debts as the debts become due,
(C) make a general  assignment for the benefit of its creditors,  (D) commence a voluntary  case  under  the  federal  Bankruptcy  Code (as now or  hereafter  in effect), (E) file a petition seeking to take advantage of any other law relating
to  bankruptcy,  insolvency,  reorganization,   winding-up,  or  composition  or
adjustment of debts, (F) fail to controvert in a timely and appropriate  manner, or acquiesce in writing to, any petition filed against it in an involuntary case under  Bankruptcy  Code,  or (G) take any  corporate  action for the  purpose of effecting any of the  foregoing,  provided that with respect to any  Subsidiary, the foregoing shall only constitute an Event of Default if such event would have a Material Adverse Effect on Borrower; or

                                    Page 12

(f) An involuntary  petition or complaint shall be filed against Borrower or any
Subsidiary  seeking  bankruptcy relief or reorganization or the appointment of a receiver,  custodian,  trustee,  intervenor  or  liquidator  of  Borrower or any
Subsidiary,  of all or  substantially  all of its assets,  and such  petition or complaint  shall not have been  dismissed  within  sixty (60) days of the filing thereof;  or an order, order for relief,  judgment or decree shall be entered by any court of competent  jurisdiction or other competent  authority  approving or ordering  any of the  foregoing  actions,  provided  that  with  respect  to any
Subsidiary,  the  foregoing  shall only  constitute  an Event of Default if such event would have a Material Adverse Effect on Borrower; or

(g) A judgment in excess of $100,000  shall be rendered  against the Borrower or any Subsidiary and shall remain undischarged,  undismissed and unstayed for more than  thirty  days  (except  judgments  validly  covered  by  insurance  with  a deductible  of not more than  $10,000) or there  shall  occur any levy upon,  or attachment,  garnishment or other seizure of, any material portion of the assets of  Borrower  or any  Subsidiary  by  reason  of the  issuance  of any tax levy, judicial  attachment or  garnishment  or levy of  execution,  provided that with respect to any  Subsidiary,  the  foregoing  shall only  constitute  an Event of
Default if such event would have a Material Adverse Effect on Borrower; or

(h) Borrower or any Subsidiary shall fail to pay, within a reasonable time after demand,  any returned or dishonored  draft,  check, or other item which has been deposited to the Demand Deposit  Account or otherwise  presented to Bank and for which Borrower has received provisional credit; or

(i) There shall occur any change in the  condition  (financial  or otherwise) of
Borrower and/or any Subsidiary  which, in the reasonable  opinion of Bank, could have a Material Adverse Effect.

8.2. Remedies.  If any Event of Default shall occur, Bank may, without notice to
Borrower,  at its option,  withhold further Advances to Borrower. If an Event of
Default  shall have  occurred  and be  continuing,  Bank may  declare any or all
Indebtedness  to be  immediately  due and  payable  (if not  earlier  demanded), terminate  its  obligation  to make  Advances to  Borrower,  bring suit  against
Borrower to collect the  Indebtedness,  exercise  any remedy  available  to Bank hereunder or at law and take any action or exercise any remedy  provided  herein or in any other  Loan  Document  or under  applicable  law.  No remedy  shall be exclusive  of other  remedies or impair the right of Bank to exercise  any other remedies.

8.3. Receiver.  In addition to any other remedy available to it, Bank shall have the absolute  right,  upon the  occurrence  of an Event of Default,  to seek and obtain the  appointment  of a receiver to take  possession of and operate and/or dispose  of the  business  and  assets of  Borrower  and any costs and  expenses incurred by Bank in connection with such receivership shall bear interest at the
Default Rate, at Bank's option.

8.4. Deposits;  Insurance. After the occurrence of an Event of Default, Borrower authorizes Bank to collect and apply against the Indebtedness  when due any cash or deposit accounts in its possession,  and any refund of insurance  premiums or any  insurance  proceeds  payable  on  account  of the loss or  damage to any of
Borrower's  assets and  irrevocably  appoints  Bank as its  attorney-in-fact  to endorse any check or draft or take other action necessary to obtain such funds.

9. Bank's Additional Right.

9.1.  Other  Rights.  Borrower  authorizes  Bank  without  affecting  Borrower's obligations  hereunder or under any other Loan Document from time to time (i) to take from any party and hold  collateral  or  guaranties  for the payment of the
Indebtedness  or any part  thereof,  and to  exchange,  enforce or release  such collateral or guaranty of payment of the Indebtedness or any part thereof and to release or  substitute  any endorser or guarantor or any party who has given any security  interest  in  any  collateral  as  security  for  the  payment  of the
Indebtedness  or any part  thereof or any party in any way  obligated to pay the
Indebtedness  or any part thereof;  and (ii) upon the occurrence of any Event of
Default to direct  the  manner of the  disposition  of such  collateral  and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the  Indebtedness or any part thereof as Bank in its sole discretion may determine.

                                    Page 13

9.2  Waiver  of  Marshaling.  Borrower  hereby  waives  any right it may have to require marshaling of its assets.

10. Miscellaneous.

10.1.  No  Waiver,  Remedies  Cumulative.  No failure on the part of Bank or the
Borrower to exercise,  and no delay in exercising,  any right hereunder or under any other Loan Document shall operate as a waiver thereof,  nor shall any single or  partial  exercise  of any right  hereunder  preclude  any  other or  further exercise  thereof  or the  exercise  of any other  right.  The  remedies  herein provided are cumulative  and are in addition to any other  remedies  provided by law, any Loan Document or otherwise.

10.2.  Survival of  Representations.  All  representations  and warranties  made herein shall  survive the making of the Loan  hereunder  and the delivery of the
Note, and shall continue in full force and effect so long as any Indebtedness is outstanding,  there exists any  commitment  by Bank to Borrower,  and until this
Agreement is formally terminated in writing.

10.3.  Indemnity By Borrower;  Expenses.  In addition to all other Indebtedness,
Borrower  agrees to defend,  protect,  indemnify  and hold harmless Bank and its
Affiliates  and  all  of  their  respective  officers,   directors,   employees,
attorneys,  consultants and agents from and against any and all losses, damages, liabilities,  obligations,  penalties,  fees,  costs  and  expenses  (including, without  limitation,  reasonable  attorneys'  and  paralegals'  fees,  costs and expenses)  incurred by such indemnitees,  whether prior to or from and after the date hereof, as a result of or arising from or relating to (i) the due diligence effort (including,  without  limitation,  public record search,  recording fees, examinations  and  investigations  of the  properties of Borrower and Borrower's operations),  negotiation,  preparation,  execution and/or performance of any of the  Loan  Documents  or  of  any  document  executed  in  connection  with  the transactions contemplated thereby,  maintenance of the Loan by Bank, and any and all amendments,  modifications,  and supplements of any of the Loan Documents or restructuring  of the  Indebtedness,  (ii) any  suit,  investigation,  action or proceeding by any Person (other than Borrower), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle,  arising from or in connection with
Bank's  furnishing  of funds to  Borrower  under this  Agreement,  (iii)  Bank's preservation,  administration  and  enforcement  of its  rights  under  the Loan
Documents and applicable law, including the reasonable fees and disbursements of counsel for Bank in  connection  therewith,  whether  suit be brought or not and whether  incurred at trial or on appeal,  (iv) periodic field exams,  audits and appraisals  performed by Bank;  and/or (v) any matter  relating to the financing transactions  contemplated by the Loan Documents or by any document execution in connection with the transactions contemplated thereby, other than for such loss, damage, liability,  obligation,  penalty, fee, cost or expense arising from such indemnitee's gross negligence or willful misconduct.  If Borrower should fail to pay any tax or other amount  required by this  Agreement to be paid or which may be  reasonably  necessary  to protect or  preserve  any  assets of  Borrower  or
Borrower's  or Bank's  interests  therein,  Bank may make such  payment  and the amount  thereof  shall be payable on demand,  shall bear interest at the Default
Rate from the date of demand  until paid and shall be deemed to be  Indebtedness entitled  to the  benefit  and  security  of the Loan  Documents.  In  addition,
Borrower agrees to pay and save Bank harmless  against any liability for payment of any  state  documentary  stamp  taxes,  intangible  taxes  or  similar  taxes
(including  interest  or  penalties,  if  any)  which  may now or  hereafter  be determined to be payable in respect to the  execution,  delivery or recording of any Loan Document or the making of any Advance, whether originally thought to be due or not, and  regardless of any mistake of fact or law on the part of Bank or
Borrower with respect to the  applicability of such tax.  Borrower's  obligation for  indemnification  for all of the  foregoing  losses,  damages,  liabilities, obligations,  penalties,  fees,  costs and expenses of Bank shall be part of the
Indebtedness,  chargeable  against  Borrower's  loan account,  and shall survive termination of this Agreement.

10.4. Notices. Any notice or other communication  hereunder or under the Note to any party  hereto or  thereto  shall be by hand  delivery,  overnight  delivery, facsimile,  or registered or certified mail and unless otherwise provided herein shall  be  deemed  to have  been  given or made  when  delivered  or faxed  (and confirmed)  or as shown on the receipt for such  registered  or certified  mail, addressed to the party at its address  specified  below (or at any other address that the party may hereafter specify to the other parties in writing):

                                    Page 14

Bank:             First Union National Bank
                  300 Main Street
                  Stamford, CT 06901
                  Attn: Philip A. Galioto, Assistant Vice President
                  Fax # 203-406-6521

                  With a copy to:
                  Susman, Duffy & Segaloff, P.C.
                  55 Whitney Avenue
                  New Haven, CT 06510
                  Attn: Matthew C. Susman, Esq.
                  Fax #: 203-562-8430

Borrower:         Farrel Corporation
                  25 Main Street
                  Ansonia, CT 06401
                  Attn: Rolf K. Liebergesell, President and CEO
                  Fax #: 203-736-2836

                  With a copy to:
                  Cummings & Lockwood
                  Four Stamford Plaza
                  Stamford, CT 06904
                  Attn: Andrew Kupinse, Esq.
                  Fax: 203-351-4534

10.5.  Governing  Law.  This  Agreement and the Loan  Documents  shall be deemed contracts made under the laws of the State of Connecticut  and shall be governed by and  construed  in  accordance  with the laws of said  state  (excluding  its conflict of laws provisions if such provisions would require  application of the laws of another jurisdiction).

10.6.  Successors and Assigns.  This  Agreement  shall be binding upon and shall inure to the benefit of Borrower and Bank, and their  respective  successors and assigns;  provided,  that  Borrower  may not assign any of its rights  hereunder without the prior written  consent of Bank, and any such assignment made without such consent will be void.

10.7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts,  each of which when so executed and  delivered  shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

10.8. No Usury. Regardless of any other provision of this Agreement, the Note or in any other Loan  Document,  if for any reason the  effective  interest  should exceed the maximum  lawful  interest,  the  effective  interest  shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be  excessive  interest  shall be deemed  applied to the  reduction of the principal  balance of the Note and not to the payment of  interest,  and (ii) if the Loan  evidenced by the Note has been or is thereby paid in full,  the excess shall be returned to the party paying same,  such  application  to the principal balance of the Note or the refunding of excess to be a complete  settlement  and acquittance thereof.

10.9.  Powers.  All  powers of  attorney  granted  to Bank are  coupled  with an interest and are irrevocable.

10.10.  Approvals.  If this Agreement calls for the approval or consent of Bank, such  approval or consent may be given or  withheld  in the  discretion  of Bank unless otherwise specified herein.

10.11. Binding Arbitration; Preservation of Remedies.

                                    Page 15

(a) Binding Arbitration. Upon demand of any party hereto, whether made before or after institution of any judicial  proceeding,  any claim or controversy arising out of, or  relating  to the Loan  Documents  ("Disputes")  between  the parties hereto (a "Dispute")  shall be resolved by binding  arbitration  conducted under and  governed  by the  Commercial  Financial  Disputes  Arbitration  Rules  (the
"Arbitration Rules") of the American Arbitration Association (the "AAA") and the
Federal Arbitration Act. Disputes may include, without limitation,  tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class  actions,  or claims  arising  from  documents  executed in the future.  A  judgment  upon  the  award  may  be  entered  in  any  court  having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

(b) Special Rules.  All  arbitration  hearings shall be conducted in the city in which the office of Bank first  stated above is located.  A hearing  shall begin within 90 days of demand for  arbitration  and all  hearings  shall be concluded within 120 days of demand for  arbitration.  These time  limitations  may not be extended  unless a party shows cause for  extension  and then for no more than a total of 60 days.  The expedited  procedures set forth in Rule 51 et seq. of the
Arbitration  Rules  shall be  applicable  to  claims  of less  than  $1,000,000.
Arbitrators shall be licensed attorneys  selected from the Commercial  Financial
Dispute  Arbitration  Panel of the AAA.  The  parties  do not  waive  applicable
Federal or state substantive law except as provided herein.

(c)  Preservation  and  Limitation  of Remedies.  Notwithstanding  the preceding
binding  arbitration  provisions,   the  parties  agree  to  preserve,   without
diminution,  certain  remedies  that any party may  exercise  before or after an arbitration  proceeding is brought.  The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable:  (i) all rights to foreclose against any real or personal  property or other  security by  exercising a power of sale or under applicable  law by judicial  foreclosure  including a proceeding  to confirm the sale;  (ii) all  rights  of  self-help  including  peaceful  occupation  of real property and collection of rents,  set-off,  and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief,  sequestration,  garnishment,  attachment,  appointment  of receiver and filing  an  involuntary  bankruptcy  proceeding;  and (iv)  when  applicable,  a judgment by confession of judgment.  Any claim or controversy with regard to the parties' entitlement to such remedies is a Dispute.

(d) No Punitive  Damages.  Each party  agrees that it shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waives any right or claim to punitive or exemplary damages it may have now or which may arise in the future in  connection  with any  Dispute,  whether  the  Dispute is resolved by arbitration or judicially.

(e) Waiver of Jury Trial.  The parties  acknowledge  that by agreeing to binding arbitration they have irrevocably waived any right they may have to a jury trial with regard to a Dispute.

10.12.  Participations.  Bank  shall  have the  right to enter  into one or more participation  with other lenders with respect to the  Indebtedness.  Upon prior notice to Borrower of such  participation,  Borrower shall thereafter furnish to such  participant any information  furnished by Borrower to Bank pursuant to the terms of the  Loan  Documents.  Nothing  in this  Agreement  or any  other  Loan
Document  shall  prohibit  Bank from  pledging or assigning  this  Agreement and
Bank's  rights  under  any of the other  Loan  Documents,  including  collateral therefor, to any Federal Reserve Bank in accordance with applicable law.

                                    Page 16

10.13.  Dealings with Multiple  Borrowers.  All  Indebtedness,  representations, warranties,  covenants and indemnities set forth in the Loan Documents of Farrel
Corporation are solely the obligation of Farrel Corporation,  and Farrel Limited shall  have no  liability  to Bank with  respect to such  obligations  of Farrel
Corporation.  All  Indebtedness,  representations,   warranties,  covenants  and
indemnities  set forth in the Loan Documents of Farrel Limited are the joint and several obligation of Farrel Corporation and Farrel Limited,  and both Borrowers shall be fully liable with respect to such  obligations of Farrel Limited.  Bank shall have the right to deal with any  individual of any Borrower with regard to all matters concerning the rights and obligations of Bank hereunder and pursuant to applicable law with regard to the  transactions  contemplated  under the Loan
Documents.  All actions or inactions of the officers,  managers,  members and/or agents of any Borrower with regard to the  transactions  contemplated  under the
Loan  Documents  shall be  deemed  with  full  authority  and  binding  upon all
Borrowers  hereunder.  Each Borrower  hereby appoints each other Borrower as its true and lawful  attorney-in-fact,  with full right and power,  for  purposes of exercising  all rights of such Person  hereunder and under  applicable  law with regard to the transactions  contemplated under the Loan Documents. The foregoing is a material inducement to the agreement of Bank to enter into the terms hereof and to consummate the transactions contemplated hereby.

10.14. Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the  occurrence of any Event of Default,  neither  Borrower nor anyone claiming by or under  Borrower  will claim or seek to take  advantage of any law requiring  Bank to attempt to realize upon any assets of Borrower or  collateral of any surety or guarantor,  or any appraisement,  evaluation,  stay, extension, homestead,  redemption  or exemption  laws now or hereafter in force in order to prevent or hinder the  enforcement of this Agreement.  Borrower,  for itself and all who may at any time claim through or under Borrower, hereby expressly waives to the fullest extent  permitted by law the benefit of all such laws. All rights of Bank  and all  obligations  of  Borrower  hereunder  shall  be  absolute  and unconditional  irrespective  of (i) any  change in the time,  manner or place of payment of, or any other term of, all or any of the  Indebtedness,  or any other amendment or waiver of or any consent to any departure from any provision of the
Loan  Documents,  (ii) any  exchange,  release  or  non-perfection  of any other collateral given as security for the  Indebtedness,  or any release or amendment or waiver of or consent to  departure  from any  guaranty  for all or any of the
Indebtedness, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Indebtedness.

10.15. Other Provisions.  Any other or additional terms and conditions set forth in Exhibit 10.15 (if any) are hereby incorporated herein.

IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be duly executed as of the day and year first above written.

FIRST UNION NATIONAL BANK           FARREL CORPORATION

By /s/ Anne S Wilson                By /s/ Rolf K Liebergesell
   Anne S. Wilson                      Rolf K. Liebergesell
   Its Vice President                  Its  President and CEO

                                    FARREL LIMITED

                                    By /s/ Rolf K Liebergesell
                                       Rolf K. Liebergesell
                                       Its  Director

                                    Page 17

STATE OF CONNECTICUT)
                    ) ss: New Haven,                            June 15, 2001
COUNTY OF NEW HAVEN )

         Personally  appeared this date, Anne S. Wilson, vice president of First
Union National Bank, a national  banking  association,  signer and sealer of the foregoing  instrument and  acknowledged  the same to be her free act and deed as such officer, and the free act and deed of said banking corporation, before me.

                                                    Mathew Sussman
                                          Commissioner of the Superior Court

STATE OF CONNECTICUT)
                    ) ss: New Haven,                            June 15, 2001
COUNTY OF NEW HAVEN )

         Personally appeared this date, Rolf K. Liebergesell,  president and CEO of  Farrel  Corporation,  a  Delaware  corporation,  signer  and  sealer  of the foregoing  instrument and  acknowledged  the same to be his free act and deed as such officer, and the free act and deed of said corporation, before me.

                                                    Andrew Kupinse
                                          Commissioner of the Superior Court

STATE OF CONNECTICUT)
                    ) ss: New Haven,                            June 15, 2001
COUNTY OF NEW HAVEN )

         Personally appeared this date, Rolf K. Liebergesell, director of Farrel
Limited, a corporation organized under the laws of England and Wales, signer and sealer of the foregoing instrument and acknowledged the same to be his free act and deed as such officer, and the free act and deed of said corporation, before
me.

                                                    Andrew Kupinse
                                          Commissioner of the Superior Court

                                    Page 18

                              SCHEDULE OF EXHIBITS

         (If any exhibit is omitted, the information called for therein shall be considered "None" or "Not Applicable")

Exhibit   Section Reference                   Title

 1       1   ("Definitions")                  Definitions
 1.1C    1.1 ("Permitted Debt")               Permitted Debt
 1.1D    1.1 ("Permitted Liens")              Permitted Liens
 1.2     1.2 Financial Terms
 4.3     4.3 ("Financial Condition")          Contingent Liabilities
 4.4     4.4 ("Litigation")                   Litigation
 4.9     4.9 ("Location")                     Offices of Borrower
 4.14    4.14 ("Subsidiaries")                List of Subsidiaries
 4.15    4.15 ("Environmental")               Environmental Disclosures
 4.18    4.18 ("Names")                       Names; Mergers; Acquisitions
 4.22    4.22 ("Additional Representations")  Additional Representations
 5.6(a)  5.6(a)("Periodic Borrowing Base
                 Information")                Borrowing Base/Backlog Certificate
 10.15   10.15 ("Other Provisions")           Additional Terms

                                    Page 19